Strategic American Oil Successfully Drills Well in Trinity Bay

Well Completion Operations Now Underway

Houston, Texas - Mar 8, 2012 - Strategic American Oil Corporation (OTCBB: SGCA) announced today that it has successfully drilled  the ST 9-12A #4, its first well in the Fishers Reef Field in Trinity  Bay, TX to the target depth of 9,720 feet.  Based upon analysis of open hole and field data, the Company has decided to complete the well and ready it for production.

The target geological interval is referred to as the Tex II Sand and is in the lower part of the overall Frio trend which has been one of the most prolific productive intervals along the Texas Gulf Coast.  According to open-hole log evaluation and core analysis, the ST9-12A #4 encountered approximately 50 feet of gross pay resulting in 44 feet of net pay capable of producing hydrocarbons. The well encountered the productive horizon in a favorable structural position as originally predicted.

"The successful drilling of this well represents a major milestone in our operational plans for the fields in Trinity Bay and Galveston Bay.  We are strongly encouraged by what we see and look forward to releasing the production results once obtained," noted Jeremy G. Driver, President and Chief Executive Officer of Strategic American Oil Corporation.

Strategic American Oil Corporation operates the Fishers Reef Field in Trinity Bay, Texas, including the ST 9-12A #4 well through its wholly-owned subsidiary Galveston Bay Energy LLC ("GBE").  GBE retained 25% of the working interest in the well after conveying 75% to financial and industry partners.

The Company will release production data and other updates regarding this new well in future press releases.

About Strategic American Oil
Strategic American Oil Corporation (OTCBB: SGCA) is an oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

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Forward-looking Statements
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